UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2012

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34186	03-0491827
(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 24, 2012, Vanda Pharmaceuticals Inc. (“Vanda”) and Bristol-Myers Squibb (“BMS”) entered into an amendment (the “Amendment”) to the Amended and Restated License, Development and Commercialization Agreement, dated as of February 25, 2004, as amended, by and between Vanda and BMS relating to certain compounds, including tasimelteon, which Vanda is currently developing for the treatment of circadian rhythm sleep disorders.

Under the Amendment, the parties extended the deadline by which Vanda must enter into a development and commercialization agreement with a third party for tasimelteon until the earliest of: (i) the date mutually agreed upon by both parties following the provision by Vanda to BMS of a full written report of the Phase III clinical studies on which Vanda intends to rely for filing for marketing authorization for tasimelteon in its first major market country (such report, being referred to as the “Phase III report”); (ii) the date of the acceptance by a regulatory authority of the filing by Vanda for marketing authorization for tasimelteon in a major market country following the provision by Vanda to BMS of the Phase III report; or (iii) December 31, 2013.

If Vanda has not entered into such an agreement with respect to certain major market countries by this deadline, then BMS will have the option to develop and commercialize tasimelteon itself in those countries not covered by a development and commercialization agreement on certain pre-determined terms. In addition, the parties extended Vanda’s deadline for filing a New Drug Application with the United States Food and Drug Administration for tasimelteon until January 1, 2014.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.46 hereto and is hereby incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.46	Amendment to Amended and Restated License, Development and Commercialization Agreement, dated as of May 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.

By:	/s/ JAMES P. KELLY
Name: James P. Kelly
Title: Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

Dated: May 30, 2012